EXHIBIT 4(q)

                     AMENDED AND RESTATED
                    RENEWAL PROMISSORY NOTE



$500,000.00                                    Oklahoma City, Oklahoma
                                               October 11, 1996


     For value received, the undersigned, The Beard Company, an Oklahoma corporation (the "Maker"), agrees to all of the terms of this Amended and Restated Promissory Note (this "Note") and promises to pay to the order of William M. Beard and Lu Beard as Trustees of the William M. Beard and Lu Beard Charitable Unitrust (individually and collectively called the "Holder"), at Enterprise Plaza, Suite 320, 5600 N. May, Oklahoma City, Oklahoma 73112, or at such other place as may be designated in writing by the Holder of this Note, the principal sum of Five Hundred Thousand Dollars ($500,000.00) or, if less than such amount, the aggregate unpaid principal amount of all advances or loans made by the Holder to the Maker, and all interest accruing thereon. THIS NOTE SUPERSEDES THE PRIOR NOTE BY THE MAKER TO THE HOLDER DATED MARCH 31, 1996. This Note will be payable as follows:

  Interest will accrue on the unpaid principal balance of this Note at the per annum interest rate of ten percent (10%) (the "Applicable Rate"). Interest has been paid on the original note to March 31, 1996 and will continue to accrue from this date and thereafter until this Note is paid in full. Interest will be computed for the actual number of days elapsed at a per diem charge based on a year consisting of three hundred sixty (360) days. All obligations evidenced by and owing pursuant to the terms of this Note, including principal and interest, are due and payable March 31, 1998.

     Both principal and interest owing pursuant to the terms of this Note are payable in the lawful currency of the United States of America and in immediately available funds. The Holder may disburse the principal of this Note to the Maker in one or more advances or loans as determined by the Holder in his sole discretion. All payments made on this Note will be applied to this Note when received by the Holder hereof in collected funds. Any sum not paid when due will bear interest at the rate equal to the Applicable Rate plus five percent (5%) and will be paid at the time of, and as a condition precedent to, the curing of any "Default", as that term is hereinafter defined in this Note. During the existence of any Default, the Holder of this Note may apply payments received on any amount due hereunder or under the terms of any instrument hereafter evidencing or securing said indebtedness as the Holder may determine.

     The Maker agrees that if, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of the Holder's rights hereunder, the Maker will pay to the Holder all reasonable attorney's fees and all expenses incurred by the Holder in connection therewith.


     THIS NOTE IS GIVEN BY THE MAKER AND ACCEPTED BY THE HOLDER PURSUANT TO A LENDING TRANSACTION CONTRACTED, CONSUMMATED, AND TO BE PERFORMED IN OKLAHOMA CITY, OKLAHOMA COUNTY, OKLAHOMA, AND THIS NOTE SHALL BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF OKLAHOMA. The payment of all indebtedness evidenced by this Note is unsecured. However, in the event of any Default, the Holder may request, and the Maker agrees to furnish to the Holder, agreeable collateral and such security agreements as the Maker may reasonably require to secure the indebtedness.

     At the option of the Holder, the unpaid balance of this Note, and all other obligations of the Maker to the Holder, whether direct or indirect, absolute or contingent, now existing or hereafter arising, shall become immediately due and payable without presentment, protest, notice or demand upon the occurrence or existence of one or more of the following events or conditions ("Default"):

     1. any payment required by this Note or any other note or obligation of the Maker to the Holder or to others is not made when due in the amount required; and

     2. any default or breach occurs in the performance of any covenant, obligation, representation, warranty, or provision contained in this Note or in any other note or obligation of the Maker to Holder or to others;

     No waiver of any payment or other right under this Note by the Holder shall operate as a waiver of any other payment or right. Any payments hereunder may, at the option of the Holder, be recorded on this Note and shall be prima facie evidence of such payments and the unpaid balance of this Note.

     The Maker has the right to prepay this Note in whole or in part at any time and from time to time without premium or penalty, but with accrued interest to the date of the prepayment on the amount prepaid.

     The Maker waives presentment for payment, protest and notice of nonpayment.

     IN WITNESS WHEREOF, the Maker has executed this instrument effective on the date first above written.


ATTEST:                            THE BEARD COMPANY

REBECCA G. WITCHER                 HERB MEE, JR.
Rebecca G. Witcher, Secretary      Herb Mee, Jr., President